Exhibit 99.1

MarketAxess Reports Fourth Quarter and Full Year 2023 Results

NEW YORK | January 31, 2024 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the fourth quarter and full year ended December 31, 2023.

4Q23 select financial and operational highlights*

•  Total revenues of $197.2 million, up 10.9%, includes Pragma revenues of $7.6 million and an increase of $1.8 million from the impact of foreign currency fluctuations.

•  Total expenses of $120.2 million, up 19.9%, includes Pragma operating expenses of $8.7 million, acquisition-related expenses and costs associated with efficiency initiatives of $2.4 million and an increase of $1.7 million from the impact of foreign currency fluctuations.

•  16.5% increase in diluted EPS to $1.84 on net income of $69.6 million, up from diluted EPS of $1.58 on net income of $59.2 million in the prior year. The current quarter includes a benefit to earnings in the provision for income taxes from return-to-provision adjustments and the purchase of transferable tax credits by the Company.

•  Record information services revenue of $11.9 million, up 14.6%, and record post-trade revenue of $11.0 million, up 24.1%. Information services and post-trade revenues include increases from the impact of foreign currency fluctuations of $0.4 million and $0.6 million, respectively.

•  Strong geographic and product diversification with a 10.8% increase in average daily volume (“ADV”) from international products (emerging markets and Eurobonds); record portfolio trading volume of $41.8 billion, up 35.8%, and 7.8% growth in municipal bonds on record ADV, with a record $23.7 billion in tax-exempt trading volume.

•  30.3% of eligible portfolio trading volume was executed over MarketAxess X-Pro, up from 18.2% in 3Q23, as client engagement with the new platform continues to grow.

•  Record automated and algorithmic trading volume (+40.3%), trade count (+41.3%) and active client firms (+36.0%); record level of algorithmic responses (+40.0%).

•  Record 2,108 (+2.1%) active client firms, record 1,638 (+3.7%) active U.S. credit client firms; 1,053 (+2.3%) international active client firms and record 1,167 (+6.6%) active client firms trading three or more products.

•  36% total credit Open Trading® share,[1] down from 38% in the prior year. The Company delivered estimated price improvement[2] via Open Trading of approximately $173 million in the quarter and $702 million for full year 2023.

*   All comparisons versus 4Q22 unless otherwise noted.

Table 1: 4Q23 select financial results

Chris Concannon, CEO of MarketAxess, commented:

“In 2023, we made significant strides in enhancing our client franchise, increasing client engagement with MarketAxess X-Pro, our new trading platform, and delivering solid growth in ADV across new product areas and regions.

We have integrated our market leading data, protocols and liquidity pools for clients through X-Pro, designed to make client workflows more efficient. Our innovative proprietary data is powering X-Pro, and we believe, is helping our clients make better trading decisions. We are expanding our automated and algorithmic trading solutions by leveraging our newly acquired quantitative trading expertise to generate new client algorithms. These new algorithms solve for increasing investor demand for efficiency and the need to enhance profitability.

We made significant progress establishing the next generation of trading tools for clients to engage our integrated markets. We are entering 2024 with a more favorable backdrop for fixed-income, and our client franchise has never been stronger. We are focused on realizing the full potential of the investments we have made to drive continued growth in the quarters ahead.”

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)		EBITDA[3]	EBITDA Margin (%)[3]
4Q23	$197	$77	$70	$1.84	35.3%		$99	50.0%
4Q22	$178	$78	$59	$1.58	33.3%		$92	51.7%

% Change	11%	(1%)	18%	16%	+200	bps	7%	(170	) bps
FY 2023	$753	$315	$258	$6.85	34.3%		$383	50.9%
FY 2022	$718	$327	$250	$6.65	34.8%		$395	55.0%

% Change	5%	(4%)	3%	3%	(50	) bps	(3%)	(410	) bps

Table 1A: 4Q23 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[4]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
4Q23	62/63	$29,641	$13,108	$6,215	$1,653	$2,927	$1,767	$539	$16,533	$16,106	$427
4Q22	61/63	$30,424	$12,042	$5,487	$1,805	$2,666	$1,569	$500	$18,382	$18,026	$356

% Change		(3%)	9%	13%	(8%)	10%	13%	8%	(10%)	(11%)	20%

Table 1B: 4Q23 estimated market share

	CREDIT											RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High- Yield Combined		Eurobonds[5]		Composite Corporate Bond[6]		Municipals	US Govt. Bonds
4Q23	20.9%		17.2%		20.0%		15.7%		19.4%		5.8%	2.3%
4Q22	21.1%		20.5%		20.9%		18.2%		20.9%		5.0%	3.1%

Bps Change	(20	) bps	(330	) bps	(90	) bps	(250	) bps	(150	) bps	+80 bps	(80	) bps

4Q23 overview of results

Revenues and trading volume

Credit

•

Total credit commission revenue of $161.9 million (including $34.6 million in fixed-distribution fees) increased $8.2 million, or 5%, compared to $153.7 million (including $32.8 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by higher estimated market volumes and a $1.8 million, or 5%, increase in total credit fixed-distribution fees, partially offset by lower estimated market share and lower average fee per million (“FPM”). The increase in total credit fixed-distribution fees was driven principally by new dealers on fixed fee plans and upgrades of dealers on existing fixed fee plans. The decline in FPM for total credit to $156.28 from $163.87 in the prior year was mainly due to product (lower U.S. high-yield activity) and protocol (higher portfolio trading volume) mix-shift.

•	Total credit ADV of $13.1 billion, up 8.9% versus the prior year, and up 17.5% versus 3Q23 levels.

•

U.S. high-grade ADV of $6.2 billion, up 13.3% from the prior year, and up 20.0% versus 3Q23. Estimated market share of 20.9%, down slightly from 21.1% in the prior year, but up from 20.0% in 3Q23. U.S. high-grade estimated market ADV increased 13.9% compared to the prior year, and increased 14.7% versus 3Q23.

•

U.S. high-yield ADV of $1.7 billion, down 8.4% compared to the prior year, but up 27.7% from 3Q23 levels. Estimated market share of 17.2%, down from 20.5% in the prior year, but up from 16.1% in 3Q23. U.S. high-yield estimated market ADV increased 9.0% versus the prior year, and increased 19.4% compared to 3Q23. The decrease in U.S. high-yield estimated market share year-over-year was driven principally by an estimated 18.6% decrease in ETF market maker activity on the platform.

•

Emerging markets ADV of $2.9 billion, up 9.8% from the prior year, and up 4.6% from 3Q23 levels. The year-over-year increase was principally due to a 25.6% increase in local currency trading ADV. Emerging markets estimated market ADV increased 12.1% compared to the prior year, and increased 4.2% compared to 3Q23.[7]

•	Eurobonds ADV of $1.8 billion, up 12.6% from the prior year, and up 19.1% from 3Q23.

•

Record municipal bond ADV of $539 million, up 7.8% from the prior year, and up 38.9% from 3Q23. The current quarter included a record $23.7 billion in tax-exempt trading volume. Estimated market share of 5.8%, up from 5.0% in the prior year and in line with 3Q23 levels. Estimated market ADV down 7.0% compared to the prior year, but up 38.5% compared to 3Q23.

•

Axess IQTM, the order and execution workflow solution designed for wealth management and private banking clients, achieved record ADV of $140.6 million, up 67.0% from the prior year, and up 41.9% from 3Q23 levels.

•

Record $41.8 billion in total portfolio trading volume, up 35.8% from the prior year, and up 52.1% from 3Q23. Approximately $11.6 billion, or 30.3%, of our eligible portfolio trading volume was executed over X-Pro, our new trading platform, compared to approximately $4.8 billion, or 18.2%, in 3Q23.

•	36% Open Trading share[1] of total credit trading volume, down from 38% in the prior year, but up from 34% in 3Q23.

Rates

•

Total rates commission revenue of $4.8 million was in line with the prior year. A 10% decrease in rates ADV to $16.5 billion was offset by an 11% increase in FPM for total rates products to $4.62, compared to $4.16 in the prior year.

Information services & post-trade services

•

Record information services revenue of $11.9 million increased $1.5 million, or 15%, compared to the prior year. The increase in revenue was principally driven by net new data contract revenue and the impact of foreign currency fluctuations.

•

Record post-trade services revenue of $11.0 million was up 24% compared to the prior year mainly due to the impact of price increases, higher end-of-year resubmissions revenue and the impact of foreign currency fluctuations.

Technology services

•	Total technology services revenue of $2.5 million, up from $0.2 million in the prior year. The current quarter includes $2.3 million in revenue from the acquisition of Pragma.

Expenses

•

Total expenses of $120.2 million, up 19.9%, includes Pragma operating expenses of $8.7 million, acquisition-related expenses and costs associated with efficiency initiatives of $2.4 million and an increase of $1.7 million from the impact of foreign currency fluctuations.

Non-operating

•

Other income (expense): Other income was $6.8 million, up from $1.8 million in the prior year. The current quarter included interest income of $6.3 million, compared to $3.3 million in the prior year, driven by higher interest rates.

•

Tax rate: The effective tax rate was 16.9%, compared to 25.4% in the prior year. The decrease in the effective tax rate was driven by return-to-provision adjustments and the purchase of transferable tax credits by the Company.

Capital

•

The Company had $586.1 million in cash, cash equivalents and investments as of December 31, 2023, which includes the impact of the Pragma acquisition. There were no outstanding borrowings under the Company’s credit facility.

•

The Board declared a quarterly cash dividend of $0.74 per share, an increase from $0.72 per share, payable on February 28, 2024 to stockholders of record as of the close of business on February 14, 2024.

Other

•	Employee headcount was 881 as of December 31, 2023, which includes 59 employees from the Pragma acquisition, compared to 744 as of December 31, 2022 and 853 as of September 30, 2023.

Guidance for full year 2024

For the full year 2024, the Company is providing the following guidance which is based on foreign exchange rates as of December 31, 2023:

•	Revenue from Pragma is expected to grow in the mid-single digits (percent). Pragma’s revenue in 4Q23 was $7.6 million.

•

Expenses are expected to be in the range of $480.0 million to $500.0 million and includes a full year of Pragma expenses estimated to range between $33.0 million to $35.0 million. Pragma expenses are expected to include amortization expense on acquired intangible assets of $4.8 million. Based on the midpoint of the stated guidance range, total expenses are expected to increase by approximately 12%, 6% excluding the impact of Pragma expenses.

•	The effective tax rate is expected to be between 24.0% and 25.0%.

•	Capital expenditures to support new protocols, products and trading platform enhancements are expected to be in the range of $60.0 million to $65.0 million.

[1]

Open Trading share of total credit trading volume is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[2]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[3]

EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of changes made to the calculation of EBITDA beginning in the first quarter of 2023.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.
[5]

Eurobonds estimated market ADV and estimated market share is derived from MarketAxess TraX data for Eurobonds and covered bonds market trading volume, which is currently estimated to represent approximately 80% of the total European market.

[6]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets volume, principally U.S. dollar denominated corporates) and Eurobonds (derived from MarketAxess TraX data, which is now estimated to represent approximately 80% of the total European market) product areas.

[7]

Emerging markets estimated market ADV is derived by combining MarketAxess TraX emerging markets trading volume (currently estimated to represent approximately 60% of total emerging markets) and FINRA TRACE-reportable emerging markets trading volume, principally U.S. dollar denominated corporates.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. Starting with the first quarter of 2023, our calculation of EBITDA has been revised to adjust for interest income in addition to interest expense. In prior periods, we only adjusted for interest expense because interest income amounts were insignificant. Prior comparable periods have now been recast to conform to the current presentation. Likewise, starting with the first quarter of 2023, EBITDA margin is calculated by adjusting for interest income in addition to interest expense and prior comparable periods have been recast to conform to the current presentation. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP net cash provided by/(used in) operating activities to free cash flow.

Please refer to Tables 6 and 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, and Richard Schiffman, Global Head of Trading Solutions, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 31, 2024 at 10:00 a.m. ET. To access the conference call, please dial 888-660-6576 (U.S.) and use the ID 3629577 or 929-203-1995 (international) and use the ID 3629577. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes, TRACE reported volumes and MarketAxess Post-Trade processed volumes are available on the Company’s website at investor.marketaxess.com/volume.

For periods beginning with January 2024, the Company will be making changes to the market volume data used to calculate estimated market share for Municipal and U.S. Government Bonds. For Municipal Bonds, the Company previously used estimates, derived from data issued by the Municipal Securities Rule Making Board (“MSRB”), including estimates for new issuance, commercial paper and variable-rate trading activity, and excluded these volumes from the estimated market volume data. While the Company still uses estimates, the new methodology for identifying and excluding these volumes from the market volume data is now based on MSRB “flags” to identify new issuance, commercial paper, and variable-rate volumes. For U.S. Government Bonds, the previous data source for estimated market volumes was the Federal Reserve Bank’s Reported Primary Dealer U.S. Treasury Bond Trading Volumes, which was reported on a one-week lag. The new source for U.S. Government Bond trading volumes is FINRA’s U.S. Treasury TRACE data. The Company believes that the refined methodology used for Municipal Bonds, and the new data source for U.S. Government Bonds, will provide more accurate measures of estimated market volumes and estimated market share. Prior comparable periods will be recast retrospectively for both Municipal and U.S. Government Bonds to conform to the updated presentation of the data. Beginning in January 2024, the new estimated market volume data will also be available on the Company’s website at investor.marketaxess.com/volume.

In addition, beginning with January 2024, the Company will no longer include Eurobonds or Emerging Markets market ADV or estimated market share. The Company is currently reviewing its methodology for calculating such statistics, which historically have been derived from MarketAxess TraX data, to ensure that the statistics presented provide a complete and accurate view of the market.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to malicious cyber-attacks and attempted data security breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended			Year Ended
	December 31,			December 31,
In thousands, except per share data (unaudited)	2023	2022	% Change	2023	2022	% Change
Revenues
Commissions	$171,891	$158,443	8.5%	$662,964	$641,183	3.4%
Information services	11,917	10,398	14.6	46,383	39,314	18.0
Post-trade services	10,950	8,821	24.1	40,178	36,877	9.0
Technology services	2,490	240	NM	3,022	926	226.3

Total revenues	197,248	177,902	10.9	752,547	718,300	4.8

Expenses
Employee compensation and benefits	57,356	44,108	30.0	206,926	182,104	13.6
Depreciation and amortization	19,530	15,730	24.2	70,557	61,446	14.8
Technology and communications	17,228	14,113	22.1	62,801	52,964	18.6
Professional and consulting fees	7,604	7,848	(3.1)	31,935	33,949	(5.9)
Occupancy	3,903	3,653	6.8	14,216	14,121	0.7
Marketing and advertising	2,646	3,442	(23.1)	11,049	9,977	10.7
Clearing costs	4,610	4,614	(0.1)	17,002	17,663	(3.7)
General and administrative	7,344	6,721	9.3	23,042	19,200	20.0

Total expenses	120,221	100,229	19.9	437,528	391,424	11.8

Operating income	77,027	77,673	(0.8)	315,019	326,876	(3.6)
Other income (expense)
Interest income	6,274	3,294	90.5	22,425	5,040	344.9
Interest expense	(1,636)	(52)	NM	(1,983)	(700)	183.3
Equity in earnings of unconsolidated affiliate	156	66	136.4	735	1,126	(34.7)
Other, net	1,991	(1,553)	NM	(3,496)	5,946	NM

Total other income (expense)	6,785	1,755	286.6	17,681	11,412	54.9

Income before income taxes	83,812	79,428	5.5	332,700	338,288	(1.7)
Provision for income taxes	14,185	20,202	(29.8)	74,645	88,064	(15.2)

Net income	$69,627	$59,226	17.6	$258,055	$250,224	3.1

Per Share Data:
Net income per common share
Basic	$1.85	$1.58		$6.87	$6.68
Diluted	$1.84	$1.58		$6.85	$6.65
Cash dividends declared per common share	$0.72	$0.70		$2.88	$2.80
Weighted-average common shares:
Basic	37,730	37,480		37,546	37,468
Diluted	37,809	37,573		37,654	37,643

NM - not meaningful

Table 3: Commission Revenue Detail

	Three Months Ended December 31,			Year Ended December 31,
In thousands, except fee per million data (unaudited)	2023	2022	% Change	2023	2022	% Change
Variable transaction fees
Credit	$127,283	$120,887	5.3%	$496,028	$491,680	0.9%
Rates	4,735	4,667	1.5	20,749	22,341	(7.1)
Other	4,979	—	NM	4,979	—	NM

Total variable transaction fees	136,997	125,554	9.1	521,756	514,021	1.5

Fixed distribution fees
Credit	$34,581	32,817	5.4	140,700	126,915	10.9
Rates	57	72	(20.8)	252	247	2.0
Other	256	—	NM	256	—	NM

Total fixed distribution fees	34,894	32,889	6.1	141,208	127,162	11.0

Total commission revenue	$171,891	$158,443	8.5	$662,964	$641,183	3.4

Average variable transaction fee per million
Credit	$156.28	$163.87	(4.6)%	$158.61	$166.96	(5.0)%
Rates	4.62	4.16	11.1	4.46	4.10	8.8

Table 4: Trading Volume Detail*

	Three Months Ended December 31,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$385,301	$6,215	$334,735	$5,487	15.1%	13.3%
High-yield	102,501	1,653	110,091	1,805	(6.9)	(8.4)
Emerging markets	181,445	2,927	162,597	2,666	11.6	9.8
Eurobonds	111,330	1,767	98,853	1,569	12.6	12.6
Other credit	33,854	546	31,404	515	7.8	6.0

Total credit trading	814,431	13,108	737,680	12,042	10.4	8.9

Rates
U.S. government bonds	998,542	16,106	1,099,596	18,026	(9.2)	(10.7)
Agency and other government bonds	26,684	427	22,138	356	20.5	19.9

Total rates trading	1,025,226	16,533	1,121,734	18,382	(8.6)	(10.1)

Total trading	$1,839,657	$29,641	$1,859,414	$30,424	(1.1)	(2.6)

Number of U.S. Trading Days[1]		62		61
Number of U.K. Trading Days[2]		63		63

	Year Ended December 31,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,457,559	$5,854	$1,364,530	$5,480	6.8%	6.8%
High-yield	398,275	1,599	424,812	1,706	(6.2)	(6.3)
Emerging markets	717,877	2,883	693,560	2,785	3.5	3.5
Eurobonds	441,171	1,758	362,713	1,451	21.6	21.2
Other credit	112,451	451	99,225	398	13.3	13.3

Total credit trading	3,127,333	12,545	2,944,840	11,820	6.2	6.1

Rates
U.S. government bonds	4,545,850	18,256	5,347,607	21,476	(15.0)	(15.0)
Agency and other government bonds	106,933	427	96,782	388	10.5	10.1

Total rates trading	4,652,783	18,683	5,444,389	21,864	(14.5)	(14.5)

Total trading	$7,780,116	$31,228	$8,389,229	$33,684	(7.3)	(7.3)

Number of U.S. Trading Days[1]		249		249
Number of U.K. Trading Days[2]		251		250

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

NM - not meaningful

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$451,280	$430,746
Cash segregated under federal regulations	45,122	50,947
Investments, at fair value	134,861	83,792
Accounts receivable, net	89,839	78,450
Receivables from broker-dealers, clearing organizations and customers	687,936	476,335
Goodwill	236,706	154,789
Intangible assets, net of accumulated amortization	119,108	98,065
Furniture, equipment, leasehold improvements and capitalized software, net	102,671	100,256
Operating lease right-of-use assets	63,045	66,106
Prepaid expenses and other assets	84,499	68,289

Total assets	$2,015,067	$1,607,775

Liabilities and stockholders’ equity Liabilities
Accrued employee compensation	$60,124	$56,302
Payables to broker-dealers, clearing organizations and customers	537,398	303,993
Income and other tax liabilities	7,892	28,448
Accounts payable, accrued expenses and other liabilities	37,013	55,263
Operating lease liabilities	79,677	82,676

Total liabilities	722,104	526,682

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	333,292	345,468
Treasury stock	(260,298)	(328,326)
Retained earnings	1,244,216	1,101,525
Accumulated other comprehensive loss	(24,370)	(37,697)

Total stockholders’ equity	1,292,963	1,081,093

Total liabilities and stockholders’ equity	$2,015,067	$1,607,775

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
In thousands (unaudited)	2023	2022	2023	2022
Net income	$69,627	$59,226	$258,055	$250,224
Add back:
Interest income	(6,274)	(3,294)	(22,425)	(5,040)
Interest expense	1,636	52	1,983	700
Provision for income taxes	14,185	20,202	74,645	88,064
Depreciation and amortization	19,530	15,730	70,557	61,446

EBITDA	$98,704	$91,916	$382,815	$395,394

Net income margin[1]	35.3%	33.3%	34.3%	34.8%
Add back:
Interest income	(3.2)	(1.8)	(3.0)	(0.8)
Interest expense	0.8	—	0.3	0.1
Provision for income taxes	7.2	11.4	9.9	12.3
Depreciation and amortization	9.9	8.8	9.4	8.6

EBITDA margin[2]	50.0%	51.7%	50.9%	55.0%

Table 7: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
In thousands (unaudited)	2023	2022	2023	2022
Net cash provided by operating activities	$141,685	$134,226	$333,767	$289,231
Exclude: Net change in trading investments	948	49,972	25,248	49,527
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(34,354)	(71,933)	(46,696)	(25,994)
Less: Purchases of furniture, equipment and leasehold improvements	(2,071)	(6,500)	(9,326)	(13,142)
Less: Capitalization of software development costs	(11,320)	(11,621)	(43,122)	(38,730)

Free cash flow	$94,888	$94,144	$259,871	$260,892

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.